State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 08/30/2010
FILED 02:00 PM 08/30/2010
SRV 100869132 - 4786941 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the corporation has not received any payment for its stock nor has the incorporator appointed any directors;

SECOND: That in an action by written consent of the sole incorporator of Idol Capital, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and taking action by written consent of the sole incorporator of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

> **RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows: The name of this corporation is Celpad, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: That thereafter, pursuant to resolution of its Incorporator, in an action by written consent of the sole incorporator, in accordance with Section 241 of the General Corporation Law of the State of Delaware, at which meeting the action as required by statute was approved in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Amendment, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 6th day of August, 2010.

DONALD P. HATELEY

By: Donald P. Hateley

(Incorporator)